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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 17, 2011

COASTAL CARIBBEAN OILS & MINERALS, LTD

(Exact name of registrant as specified in its charter)

Bermuda	1-4668	59-3535315
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Clarendon House, Church Street, Hamilton HM DX Bermuda		None
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number: (850) 878-2411

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

ITEM 3.02. Unregistered Sales of Equity Securities.

On October 17, 2011, the Company entered into a letter agreement (“Agreement”) with Robert J. Angerer, Sr. (“Mr. Angerer”) a Director and the Chairman of the Board of Directors for both the Company and its wholly owned subsidiary Coastal Petroleum Company (“Coastal”), for the funding of the Company’s and Coastal’s immediate cash needs and granting Mr. Angerer an option to fund the Company’s and Coastal’s future obligations. Under the Agreement Mr. Angerer provided financial support to the Company including $30,000 cash and the commitment to spend $130,000 in operational costs to complete Coastal’s Federal 1-19A well in Valley County, Montana. In return, Mr. Angerer was issued 4,444,444 Rule 144 restricted shares of the Company’s common stock. Under the Agreement, Mr. Angerer also has two future options; the first is to invest an additional $25,000 to pay lease rentals due on November 1, 2011, in return for 694,444 shares of common stock and the second is to invest $815,000 on or before January 31, 2012, in return for 22,638,888 shares of common stock, to provide funds for exploration by Coastal. A copy of the Agreement is attached and filed as Exhibit 10(m).

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibit.

The following exhibit is being furnished with this Report:

10(m) Letter Agreement between Coastal Caribbean Oils & Minerals, Ltd. and Robert J. Angerer, Sr. dated October 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coastal Caribbean Oils & Minerals, Ltd
(Registrant)

Date: October 24, 2011

/s/ Phillip W. Ware
Phillip W. Ware Chief Executive Officer and Chief Financial Officer